TAX INDEMNITY AGREEMENT


         THIS TAX INDEMNITY AGREEMENT is made this ___ day of September, 1997, by and among JEVIC TRANSPORTATION, INC., a New Jersey corporation (the "Company") , and each of the Company's shareholders (collectively, the "Shareholders" and each individually a "Shareholder").

                              W I T N E S S E T H:

         WHEREAS, the Company filed an election prior to March 15, 1990, with the Internal Revenue Service to be taxed as an "S" corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code") and under similar provisions of state and local tax laws;

         WHEREAS, for the period (the "S Corporation Period") commencing on January 1, 1990 until the close of business on the Termination Date (as hereinafter defined), the Company will have been taxed as an "S" corporation under Subchapter S of the Code and under similar provisions of applicable state and local tax laws;

         WHEREAS, for Federal and certain state and local income tax purposes, the Company's items of income, loss and deductions were passed through to and reported on the individual tax returns of the Shareholders;

         WHEREAS, as a result of the initial public offering ("Public Offering") of the Company's common stock, no par value per share ("Common Stock"), the Company will no longer be eligible to be taxed as an S corporation for Federal and certain state and local income tax purposes; and


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         WHEREAS, the parties to this Agreement recognize that the election of the Company to be taxed under Subchapter S of the Code will terminate automatically at the close of business on the day (the "Termination Date") immediately preceding the closing ("Closing") of the Public Offering; and

         WHEREAS, the parties to this Agreement desire to set forth their agreement with respect to certain taxes (and related liabilities) which may be imposed upon the Shareholders or the Company as a result of the invalidity or termination of the Company's S corporation election or the conduct of the Company's business during the S Corporation Period;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Prior to consummation of the Public Offering, the Company will distribute to the Shareholders the sum of $10,000,000 to shareholders of record as of August 11, 1997. In addition, the Company will make additional distributions to the Shareholders for the purpose of providing the Shareholders with sufficient funds to pay their estimated income tax liabilities attributable to the Company's taxable income earned in 1997 prior to the Closing. Such distributions (collectively, the "Distributions") were made on a pro rata basis in accordance with the number of shares of Common Stock owned by each Shareholder on the respective record date or date of distribution, as the case may be.

         2. a. The Company agrees to indemnify, defend and hold harmless each Shareholder, from and against any and all losses, liabilities, obligations, damages, impositions, assessments, fines, deficiencies, costs and expenses, including without limitation, attorneys' and


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accountants' fees and expenses (collectively, a "Loss") with respect to all
Federal, state, city, or municipal taxes of any kind whatsoever including interest, penalties, and additions to taxes (collectively, "Taxes") imposed upon a Shareholder as a result of an adjustment or change, including any increase in items of income or gain or any decrease in items of loss, deduction, or credit reported to such Shareholder by the Company with respect to the Company's S Corporation Period, but only to the extent that such adjustment or change consists of: (i) an increase in an item of the Company's income or gain with respect to one or more of the taxable years of the Company (including short taxable years) falling within the Company's S Corporation Period ("S Years") and a corresponding decrease in an item of income or gain with respect to one or more of the taxable years of the Company (including short taxable years) falling outside of the Company's S Corporation Period ("C Years"); or (ii) a decrease in an item of loss, deduction, or credit reported to a Shareholder by the company with respect to one or more of the Company's S Years and a corresponding increase in an item of loss, deduction, or credit with respect to one or more of the Company's C Years. Any payment with respect to a Loss for Taxes shall be paid in cash by the Company no later than ten days prior to the due date of any payment required to be made by the Shareholder with respect to such Taxes.

            b. In the event any Taxes as to which an amount shall have been paid to a Shareholder by the Company pursuant to Section 2(a) are subsequently refunded or repaid to such Shareholder, such Shareholder agrees to repay to the Company such refund or repayment, less any net tax cost incurred by the Shareholder with respect to such amounts.

            c. Each Shareholder agrees to prepare his income tax returns with respect to the calendar year in which the Termination Date occurs consistent with the manner in


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which each item of income, loss, deduction and credit of the Company is reported by the Company to each such Shareholder.

         3. a. The Shareholders, individually on a pro rata basis in accordance with the number of shares of Common Stock owned by each Shareholder on the Termination Date, agree to indemnify, defend and hold harmless the Company, from and against any and all Losses with respect to Taxes imposed upon the Company as a result of an adjustment or change, including any increase in items of income or gain or any decrease in items of loss, deduction or credit of the Company, whether before, during or after the Company's S Corporation Period, but only to the extent that such adjustment or change (i) results from the invalidity or termination of the Company's S corporation election for any reason other than the Public Offering, or (ii) consists of: (A) an increase in an item of the Company's income or gain in any C Year and a corresponding decrease in an item of income or gain reported to the Shareholders by the Company with respect to an S Year; or (B) a decrease in an item of loss, deduction, or credit reported by the Company in any C Year and a corresponding increase in an item of loss, deduction, or credit with respect to an S Year. Any payment with respect to a Loss for Taxes shall be paid in cash by the Shareholders no later than ten days prior to the due date of any payment required to be made by the Company with respect to such Taxes.

           b. The obligation of the Shareholders to indemnify the Company under
Section 3(a)(i) shall be limited in amount to the refund of Taxes received (or increases in net operating losses incurred) by such Shareholder as a result of the termination or invalidity of the S corporation election. Each Shareholder agrees that if the Company does or is to realize a Loss with respect to Taxes because of the termination or invalidity of the S corporation election,


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such Shareholder will use his or her best efforts to file all necessary amended tax returns to claim all available refunds (or to achieve an increase in net operating loss carry forward).

            c. In the event any Taxes as to which an amount shall have been paid to the Company by the Shareholders pursuant to Section 3(a) are subsequently refunded or repaid to the Company, the Company agrees to repay to the Shareholders such refund or repayment, less any net tax cost incurred by the Company with respect to such amounts.

            d. In the event that the S corporation election of the Company is terminated during the S Corporation Period for any reason other than the Public offering, each of the Shareholders and the Company agrees to take such steps as are reasonably necessary to obtain relief from the effects of such termination pursuant to Section 1362(f) of the Code and the regulations thereunder.

         4. a. Any Shareholder receiving notice of an intention by a taxing authority to audit any return of the Shareholder or the Company which includes any item of income, gain, deduction, loss, or credit reported by the Company with respect to any S Year shall inform the Company, in writing, of the intended audit within 15 days after receipt of such notice. Should the Company receive notice of an intention by a taxing authority to audit any return of the Company which includes any item of income, gain, deduction, loss, or credit reported by the Company with respect to any S Year shall inform the Shareholders, in writing, of the intended audit within 15 days after receipt of such notice.

            b. On behalf of all Shareholders, the Shareholder with the largest percentage interest in the outstanding stock of the Company on the Termination Date shall be responsible for management and supervision of such audit of the Company (the "Managing


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Shareholder"). The Company shall cooperate with such audit by, without limitation, organizing and making available all books and records of the Company and participating, on a reasonable basis, in meetings and correspondence with the taxing authority. The cost of professional assistance, including independent accountants and attorneys hired by any or all of the Shareholders in the course of the audit shall be borne by such Shareholder or Shareholders. The Company shall have the right to participate in the audit, directly or through its representatives, at its expense, and the Managing Shareholder shall keep the Company informed of all meetings, correspondence and other procedural aspects of the audit.

            c. Any Shareholder (a "Notified Shareholder") receiving notice from a taxing authority of any proposed adjustment for which the Company may be required to indemnify the Notified Shareholder for any Loss for Taxes under
Section 2(a) (a "Proposed Adjustment") must give notice to the Company of the Proposed Adjustment within 15 days after receipt of such notice from a taxing authority. A failure on the part of a Notified Shareholder to provide such notice to the Company on a timely basis shall not relieve the Company of its obligation of indemnification under Section 2(a) unless such failure materially prejudices the ability of the Company to cause the Proposed Adjustment to be contested. The Company may, based on the procedural rules then in effect either contest such Proposed Adjustment or upon giving written notice to the Notified Shareholder, request that the Notified Shareholder contest such Proposed Adjustment. If the Company shall contest such Proposed Adjustment itself, the Company shall bear all associated costs. If the Company shall request that any Proposed Adjustment be contested by the Notified Shareholder, then the Notified Shareholder shall, at the Company's expense, contest (or engage representatives to contest) the Proposed Adjustment or


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permit the Company and, its representatives, at the Company's request, to contest the Proposed Adjustment (including pursuing all administrative and judicial appeals and processes). The Company shall pay to the Shareholders on demand all costs and expenses (including attorneys' and accountants' fees) that the Shareholders may incur in contesting such Proposed Adjustments.

            d. Without regard to any other provisions of this Agreement, the Shareholders shall not make, accept or enter into a settlement or other compromise with respect to any Taxes of the Company, which could be the subject of indemnification (whether by the Shareholders or the Company), or forego or terminate any proceeding relating to a proposed adjustment without the consent of the Company, which shall not be unreasonably withheld or delayed.

            e. Procedures similar to those set forth in Section 4(c) shall apply to any Proposed Adjustment with respect to which the Shareholders may be obligated to indemnify the Company with respect to any Loss for Taxes under
Section 3; provided, however, that the Company shall have the right to require the Shareholders, at the Shareholders' expense, to contest any proposed adjustment that results from an assertion that there was a termination of the S corporation election or that it was invalid during any time in the S Corporation Period until a final judicial determination is reached as to the status of the S corporation election for the relevant time period. The Company shall not exercise such right if, in the judgment of the Company, there is no reasonable basis for contesting the assertion that the S election terminated or was invalid. Should the validity or termination of the S corporation election be raised in any audit with respect to Taxes, each Shareholder shall take all necessary steps to extend the time


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period for which such Shareholder could file an amended tax return relating to the period for which the S corporation election is in question.

            f. Nothing in this Section 4 shall limit the Company's or the Shareholders' obligation to indemnify the other party pursuant to Sections 2 or 3 hereof if the indemnifying party decides not to contest, or abandons its prior decision to contest, a Proposed Adjustment.

         5. The Company shall elect and the Shareholders shall consent, pursuant to Section 1362(e)(3) of the Code, to allocate tax items to its short taxable year ending on the Termination Date and its short taxable year beginning after the Termination Date pursuant to as if the tax year had ended on the Termination Date (the "closing of the books method").

         6. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

         7. All notices, requests, demands and other communications which are required or which may be given under this Agreement shall be in writing.

         8. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         9. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         10. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of each of the parties hereto.


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         11. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         12. This Agreement shall be effective upon the Termination Date.

         13. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the principles of conflicts of law.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                         JEVIC TRANSPORTATION, INC.


                                         By: ___________________________



                                         -------------------------------
                                         Harry J. Muhlschlegel


                                         -------------------------------
                                         Karen B. Muhlschlegel



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